Exhibit 23.1 Consent of KPMG LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Unity Wireless Corporation

We consent to the use of our report dated  March 2, 2005 with respect to the consolidated balance sheets of Unity Wireless Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2004, included in this registration statement and prospectus on Form SB-2/A and to the reference to our firm under the heading “Experts” in the prospectus.  Our report dated  March 2, 2005  contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and used cash in operating activities which raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.  Our report also refers to a change in accounting for stock-based compensation.

Chartered Accountants

Vancouver, Canada

April 20, 2005